OPTION AGREEMENT


     This OPTION AGREEMENT ("Agreement") is made this 13th day of July, 1999, by and between RICHARD C. FUISZ, M.D., an individual resident of the State of Virginia ("Dr. Fuisz"), and BIOVAIL CORPORATION INTERNATIONAL, an Ontario corporation (the "Option Holder").

                                    RECITALS:

     WHEREAS, Dr. Fuisz is the record and beneficial owner of 3,209,829 of the outstanding shares of common stock, $.01 par value per share ("Common Stock") of FUISZ TECHNOLOGIES LTD., a Delaware corporation (the "Company") (collectively, including all distributions made subsequent to the date of this Agreement and on or prior to the Closing Date, the "Shares");

     WHEREAS, Dr. Fuisz has agreed to grant to the Option Holder an exclusive option to purchase all of the Shares in a single transaction pursuant to this Agreement;

     WHEREAS, the Option Holder has agreed to undertake the expense and effort of performing business due diligence in respect of the Company in reliance upon the Option;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained, and for other good and valuable consideration, the parties covenant and agree as follows:

                          ARTICLE I -- GRANT OF OPTION

     1.1 Grant of Option. Dr. Fuisz hereby grants to the Option Holder or any affiliate of the Option Holder or any designee or assignee of the Option Holder, and the Option Holder hereby accepts an exclusive, irrevocable option (the "Option") to purchase from Dr. Fuisz all of the Shares in a single transaction, in accordance with the terms and conditions of this Agreement. During the period commencing on the date hereof through and including the closing date related to the option exercise hereunder (the "Option Period"), Dr. Fuisz shall not (i) directly or indirectly sell, transfer or assign any Shares or any interest therein to any party other than pursuant to this Agreement; (ii) enter into any voting arrangement with respect to the Shares; (iii) take any other action that would in any way restrict, limit or interfere with the transactions contemplated by an acquisition agreement or the performance of Dr. Fuisz' obligations under the Option or the Escrow Agreement (as defined herein) or (iv) directly or indirectly engage in any discussions or negotiations with any other party with respect to the sale, transfer or assignment of any Shares. During the Option Period, the Option Holder may place a stop order or other limitation on the Shares to prevent any transfer thereof other than pursuant to this Agreement.

     1.2 Escrow Agreement. Concurrent with the parties' execution of this Agreement, the parties, together with U.S. Trust Company (the "Escrow Agent"), will enter into an escrow agreement, in the form attached hereto as Exhibit A (the "Escrow


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Agreement"), pursuant to which, among other things, Dr. Fuisz shall deposit all certificates representing the Shares, together with appropriate stock powers endorsed in blank with medallion guarantied signatures and other documentation necessary for the Escrow Agent to transfer marketable title to the Shares to the Option Holder pursuant to exercise of the Option, in accordance with the terms hereof and such Escrow Agreement.

     1.3 Exercise Period. The Option may be exercised by the Option Holder at any time prior to 5:00 p.m. New York City time on July 23, 1999 (the "Exercise Period").

     1.4 Option Exercise Price.

     (a) Option Exercise Price. Subject to the terms of Section 1.4(b) hereof, the purchase price for each Share transferred to the Option Holder upon the exercise of the Option shall be $7.00 per Share (the "Option Exercise Price"). The Option Exercise Price shall be paid in cash, by wire transfer of federal funds to a bank and for an account to be designated in the Escrow Agreement.

     (b) Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock during the Option Period by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, the number and kind of the Shares and the Option Price shall be appropriately adjusted.

     1.5 Exercise of Option.

     (a) Delivery of the Option Exercise Notice. The Option Holder will be entitled to exercise the Option in a single transaction at any time prior to the expiration of the Exercise Period by written notice (the "Option Exercise Notice") to Dr. Fuisz and the Escrow Agent and deposit of the Option Exercise Price with the Escrow Agent. Upon timely delivery of the Option Exercise Notice and deposit of the Option Exercise Price, the Option Holder shall be irrevocably bound to purchase, and Dr. Fuisz shall be irrevocably bound to sell, convey and transfer to the Option Holder, all right, title and interest in and to the Shares specified in the Option Exercise Notice, pursuant to the terms hereof.

     (b) Closing of the Option Exercise. The closing of the exercise shall occur on the earliest practicable date after each of the following conditions have been satisfied: (i) the Option Holder has deposited with the Escrow Agent the Option Exercise Price applicable to the Shares to be purchased pursuant to the Option Exercise Notice and (ii) the expiration of the requisite waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"). On such date (the "Closing Date"), the Escrow Agent shall substantially simultaneously remit the funds received from the Option Holder to Dr. Fuisz and transfer the title of and release the Shares purchased to the Option Holder in accordance with the terms of the Escrow Agreement. Dr. Fuisz and the Option Holder each agree to use reasonable diligence in the preparation, filing and pursuit of the expiration of the requisite waiting period pursuant to the HSR Act.


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                 ARTICLE II -- RIGHTS ASSOCIATED WITH THE SHARES

     Except to the extent the Option Holder exercises the Option with respect to the Shares, the Option Holder shall have no right to vote, receive dividends or have any other rights as a shareholder with respect to such Shares, provided, that the Option Holder shall be entitled to receive from Dr. Fuisz the proceeds of all dividends or other distributions (whether payable in cash, stock or otherwise) made in respect of the Shares subsequent to the date of this Agreement and on or prior to the last Closing Date.

                   ARTICLE III -- CONDITIONS TO EFFECTIVENESS

     This Agreement shall become effective immediately upon satisfaction of each of the following conditions: (i) each party hereto shall have executed a copy of this Agreement (whether the same or different copies); (ii) each party hereto shall have delivered such executed copies to the other party; and (iii) the board of directors of the Company shall have approved the granting of this Option to the Option Holder such that, pursuant to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), the Option Holder is and will be exempt from the provisions of Section 203 of DGCL. The date of effectiveness shall be referred to herein as the "Effective Date".

                  ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF DR. FUISZ

     4.1 Representations and warranties of Dr. Fuisz. Dr. Fuisz hereby represents, warrants and agrees that:

     (a) Due Authorization. Dr. Fuisz has taken all necessary action to enter into this Agreement and the Escrow Agreement, to consummate the transactions contemplated hereby and thereby and otherwise carry out his obligations hereunder and thereunder.

     (b) Board of Directors Approval. Pursuant to Section 203 of the DGCL and approval of the board of directors of the Company, which has been obtained, the Option Holder is exempt from the provisions of Section 203 of the DGCL. A certified copy of such resolutions are attached hereto as Exhibit B.

     (c) No Conflict. The execution and delivery of this Agreement and the Escrow Agreement, and the consummation by Dr. Fuisz of the transactions contemplated hereby and thereby, will not: (i) violate, conflict with or result in the breach of any provision of, or result in a material modification or otherwise entitle any party to terminate, or constitute (whether after the filing of notice or lapse of time or both) a default (by way of substitution, novation or otherwise) under any contract or other agreement to which Dr. Fuisz is a party or by or to which any of Dr. Fuisz' assets or properties may be bound or subject; (ii) result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any property or assets of Dr. Fuisz pursuant to any provision of any mortgage, lien, lease, agreement, license or instrument; (iii) violate any law, regulation, statute; or
(iv) violate any injunction, order, arbitration award, judgment or decree applicable to, against or binding upon Dr. Fuisz.


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     (d) Consents and Approvals. No approval, consent or authorization by any governmental authority or agency of the United States or any state is required in connection with the execution and delivery of this Agreement and the Escrow Agreement, or the consummation of the transactions, by Dr. Fuisz, other than the expiration of the requisite waiting period pursuant to the HSR Act.

     (e) Enforceability. Assuming due execution and delivery of this Agreement and the Escrow Agreement by the Option Holder, this Agreement, the Escrow Agreement and each other agreement or instrument contemplated hereby or thereby will be valid, legal and binding obligations of Dr. Fuisz, enforceable against Dr. Fuisz in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

     (f) Good Title to the Shares. Dr. Fuisz holds good title to the Shares, free and clear of any and all claims, charges, pledges, liens, security interests or other encumbrances of any kind or nature whatsoever ("Liens"). In the event of the exercise of the Option, any Shares conveyed to the Option Holder pursuant to such exercise shall be free and clear of any and all Liens.

     (g) Securities Laws. Dr. Fuisz is an "accredited investor" as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and the regulations promulgated thereunder. Dr. Fuisz is aware that the shares of the Option Holder to be delivered hereunder are not the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission (the "SEC") pursuant to Section 5 of the Securities Act, but instead is being offered and sold in reliance upon the exemption from the registration requirements of the Securities Act. Dr. Fuisz is acquiring such shares for his own account and not with a view to distribution. The certificates for such shares may be legended to reflect the substance of this paragraph.

     4.2 Survival of Representations and Warranties. All representations and warranties of Dr. Fuisz contained in this Agreement shall survive the execution and delivery of this Agreement and any and all exercises of the Option.

        ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF the Option Holder

     5.1 Representations and Warranties of the Option Holder. The Option Holder hereby represents, warrants and agrees that:

     (a) Consents and Approvals. No approval, consent or authorization by any governmental authority or agency of the United States or any state is required in connection with the execution and delivery of this Agreement and the Escrow Agreement, or the consummation of the transactions, by the Option Holder, other than the expiration of the requisite waiting period pursuant to the HSR Act.

     (b) Enforceability. Assuming due execution and delivery of this Agreement and the Escrow Agreement by Dr. Fuisz, this Agreement, the Escrow Agreement and each other agreement or instrument contemplated hereby or thereby will be valid, legal and binding obligations of the Option Holder, enforceable against the Option Holder in accordance with their respective terms, except that


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                                      -5-


such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

     (c) Securities Laws. The Option Holder is an "accredited investor" as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and the regulations promulgated thereunder. The Option Holder is aware that neither the Option nor the Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission (the "SEC") pursuant to Section 5 of the Securities Act, but instead is being offered and sold in reliance upon the exemption from the registration requirements of the Securities Act. The Option Holder is acquiring such Shares for their own account and not with a view to distribution. The certificates for such shares may be legended to reflect the substance of this paragraph.

     5.2 Survival of Representations and Warranties. All representations and warranties of the Option Holder contained in this Agreement shall survive the execution and delivery of this Agreement and any and all exercises of the option.

              ARTICLE VI -- ACCESS TO INFORMATION: CONFIDENTIALITY
                          OBLIGATIONS: INDEMNIFICATION

     6.1 Access to Information. Each party hereby acknowledges that the other party has apprised it of (or provided it with access to) information of a confidential nature (i.e., information which the other party has not reported in any filing or report filed with the SEC or otherwise made publicly available) which might reasonably be deemed material to a decision to purchase or sell the Shares ("Confidential Information");

     All such Confidential Information has been provided to each party subject to (i) the confidentiality obligations set forth in this Agreement, and (ii) applicable federal and state securities laws.

     6.2 Confidentiality Obligations. Each party hereby represents, warrants, covenants and agrees that it:

     (a) will hold any and all Confidential Information in the strictest confidence, and not disclose or provide access to such information to any person or entity;

     (b) will not, directly or indirectly, engage in any trading activity in or with respect to the Shares (or any interest therein) while in possession of any such Confidential Information;

     (c) will indemnify the other party, its officers and directors against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation or other action or proceeding, commenced or threatened, arising out or based on any breach of the covenants in subsections (a) or (b) of this Section or any violation of applicable federal and state securities laws in connection therewith.

     (d) hereby agrees that its obligations under this SECTION 6.2 shall survive the non-exercise of the Option or any other event or circumstance, and shall continue for so long as any Con-


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fidential Information remains material non-public information and/or compliance with federal or state securities laws so requires.

                          ARTICLE VII -- MISCELLANEOUS

     7.1 Further Assurances. Each party shall execute and deliver such other documents and instruments and take such further action that may be necessary in order to consummate the transactions contemplated hereby.

     7.2 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, telefax, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         If to Dr. Fuisz:

                  Richard C. Fuisz, M.D.
                  1287 Ballantrae Farm Drive
                  McClean, Virginia  22101
                  Facsimile No.: (703) 893-6470

         with a copy to:

                  The Falk Law Firm
                  2445 M. Street, N.W.
                  Suite 260
                  Washington, D.C. 20037
                  Attn:    James H. Falk, Sr.
                  Facsimile No.: (202) 872-1725

         If to the Option Holder:

                  Biovail Corporation International
                  2488 Dunwin Drive
                  Mississauga, ONT
                  Canada L5L 1J9
                  Fax:     (905) 608-1659

         with a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, New York  10005
                  Attn:  Roger Andrus, Esq.
                  Facsimile No.: (212) 269-5420


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or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof.

     7.4 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

     7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

     7.6 Costs And Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, accountants and legal counsel.

     7.7 Entire Agreement. Except as otherwise provided herein or in the Escrow Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral.

     7.8 Parties in Interest. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     7.9 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of outside legal counsel. In the event an ambiguity or question of intent or interpretation concerning this Agreement arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring and disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any references to any federal, state, local or foreign statues or laws shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the contact requires otherwise. The word "including" shall mean including without limitation.

     7.10 Amendments; Waivers. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may, in writing,


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waive (a) compliance with any of the covenants of the other party contained in this Agreement or the Escrow Agreement, and/or (b) the other party's performance of any of its obligations set forth in this Agreement or the Escrow Agreement.

     7.11 Captions. The captions in this Agreement are inserted for convenience and reference purposes only, and shall not limit or otherwise affect any of the terms or provisions hereof.

     7.12 Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by either party hereto and that this Agreement may be enforced by either party hereto through injunctive or other equitable relief.




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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

                                     RICHARD C. FUISZ, M.D.


                                     /s/ Richard C. Fuisz
                                     ---------------------------------------



                                     BIOVAIL CORPORATION INTERNATIONAL



                                      By:  /s/ Eugene N. Melnyk
                                           ---------------------------------
                                           Name:  Eugene N. Melnyk
                                           Title: Chairman of the Board